Exhibit 99.1
NEWS RELEASE

June 3, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced that its board of directors appointed Dale A. Nordquist to serve as the Company’s President and Chief Executive Officer. Mr. Nordquist will transition out of his current position as Senior Vice President of Sales and Marketing of Winland Electronics, Inc. It is expected he will assume his position at the Company on or before July 1, 2008. Mr. Nordquist, who has been a member of the Company’s board of directors since 2004, succeeds Jerry Grabowski, who has served as the Company’s President and Chief Executive Officer since 1993. Mr. Grabowski resigned as President and Chief Executive Officer and from the Company’s board of directors effective June 2, 2008. In the interim, William J. Frederick, the Company’s Executive Vice President, Sales and Business Development, will oversee the management of the Company’s business.
Mr. Nordquist, 53, has held his current position at Winland Electronics, a provider of design, engineering and electronic manufacturing services to original equipment manufacturing (OEM) companies, since December 2002. From October 2001 to December 2002, he was the Vice President of Sales for Winland Electronics. From May 1999 to October 2001, Mr. Nordquist served as Vice President of Sales and Marketing for Quickdraw Conveyor Systems, Inc. From 1981 to May 1999, he served as Vice President of Sales and Marketing for HEI, Inc., a Minnesota-based designer and manufacturer of ultra-miniature electronic devices and high technology products incorporating these devices.
William R. Franta, chairman of the Company’s board of directors stated, “We thank Jerry for his efforts over the past years.” Mr. Franta added, “The board of Zareba Systems is committed to making the adjustments necessary to achieve growth and profitability. We believe Dale has the skills and is the right person to lead Zareba Systems at this crucial juncture.”
In connection with Mr. Nordquist’s appointment as President and Chief Executive Officer, he will continue to serve as a director, but he will resign from the audit committee, compensation committee and nominating committee of the Company’s board of directors. As a result of his appointment as an executive officer of the Company, and his resignation from the audit committee, the Company will no longer meet the independent director requirements for continued listing on the Nasdaq Capital Market under Marketplace Rule 4350. Rule 4350 requires the Company to maintain a majority of independent directors on its board of directors and an audit committee of three independent directors. The Company will promptly commence a search to select an additional independent director who is also qualified to serve on the audit committee. The Company expects to submit a plan and timetable to Nasdaq outlining how it intends to achieve compliance with the rules within fifteen days of notice from Nasdaq regarding the Company’s non-compliance.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
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NEWS RELEASE
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include the timing of the transition of Mr. Nordquist’s duties at his current employer and commencement of his employment with the Company, our ability to identify a qualified director candidate to join the board of directors and audit committee in order to maintain compliance with the Nasdaq listing requirements, and our ability to successfully explore growth opportunities and achieve profitability. Certain of these factors are described in more detail in our reports filed with the Securities and Exchange Commission.
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Contact:
Jeff Mathiesen
763-551-1125